EXHIBIT 23.1


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Summary Financial Information", "Selected Financial Data", and "Experts" and to the use of our report dated April 10, 1998, except for Note 1 as to which the date is April 20, 1998, included in the Registration Statement of Global Med Technologies, Inc. (Amendment No. 1 to Form SB-2 to be filed December 29, 1998) and Prospectus of Global Med Technologies, Inc. for the registration of 12,000,000 warrants and 12,000,000 shares of its common stock which underly the warrants, and 563,624 shares of its common stock.



                                                     ERNST & YOUNG LLP

                                                     /s/ Earnst & Young LLP

Denver, Colorado
December 28, 1998